Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Fourth Quarter and Fiscal Year

TEANECK, N.J., August 30, 2017 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its fourth quarter and fiscal year ended June 30, 2017.

Highlights for the June 2017 quarter (compared to the June 2016 quarter)

–	Net sales of $195 million, an increase of $6 million, or 3%

–	Net income of $15 million, an increase of 1%

–	Diluted EPS of $0.38, equal to the prior year

–	Adjusted EBITDA of $29 million, an increase of $1 million, or 4%

–	Adjusted diluted EPS of $0.39, an increase of $0.07, or 22%

Highlights for the June 2017 year (compared to the June 2016 year)

–	Net sales of $764 million, an increase of $13 million, or 2%

–	Net income of $65 million, a decrease of $18 million, or 22%

–	Diluted EPS of $1.61, a decrease of $0.46, or 22%

–	Adjusted EBITDA of $120 million, an increase of $6 million, or 5%

–	Adjusted diluted EPS of $1.51, an increase of $0.08, or 6%

Guidance for the June 2018 year, compared to the June 2017 year

–	Net sales of $765 - $790 million, an increase of $1 to $26 million, or 0% - 3%

–	Net income of $58 - $63 million, a decrease of $7 to $2 million, or (10)% - (2)%

–	Diluted EPS of $1.43 - $1.57, a decrease of $0.18 to $0.04, or (11)% - (3)%

–	Adjusted EBITDA of $123 - $126 million, an increase of $3 to $6 million, or 3% - 5%

–	Adjusted diluted EPS of $1.55 - $1.61, an increase of $0.04 to $0.10, or 3% - 7%

COMMENTARY

“Our June quarter was a solid finish to our fiscal year,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “Continued strength in nutritional specialties and vaccines resulted in Animal Health sales growth, despite reduced U.S. demand for medically important antimicrobials and a challenging economic environment in Brazil. We continued to invest in Animal Health product development and organization capabilities, which again tempered the profitability of the segment. Our Mineral Nutrition business completed the year with another solid quarter of income growth.”

“We are optimistic about our business and the broader animal health industry as we enter our new fiscal year. We expect continued double-digit growth in nutritional specialties and vaccines will offset the remaining reductions in U.S. demand for medically important antimicrobials. We expect sales growth will drive improved profitability, while we will continue to invest in Animal Health product development and organization capabilities.”

QUARTERLY RESULTS

Net sales

Net sales of $194.8 million for the three months ended June 30, 2017, increased $5.7 million, or 3%, as compared to the three months ended June 30, 2016. Animal Health, Mineral Nutrition and Performance Products grew $2.4 million, $2.5 million and $0.7 million, respectively.

Animal Health

Net sales of $128.6 million for the three months ended June 30, 2017, grew $2.4 million, or 2%. The growth was primarily due to volume increases in the nutritional specialty and vaccine product groups within the segment. Nutritional specialty products grew $3.4 million, or 14%, primarily due to volume growth of our products for the U.S. poultry and dairy industries. Vaccines grew $1.2 million, or 8%, primarily due to volume growth of our products for the poultry and swine industries. Medicated feed additives (“MFAs”) and other declined $2.2 million, or 3%, primarily due to volume declines. Domestic net sales of MFAs and other declined $7.4 million primarily due to reduced volumes of medically important antimicrobials, due to regulatory changes and consumer preferences. International net sales increased $5.2 million, primarily due to growth in our Asia Pacific region, partially offset by declines in Brazil due to economic conditions.

Mineral Nutrition

Net sales of $52.8 million increased $2.5 million, or 5%, for the three months ended June 30, 2017. The increased revenue was due to increased volumes and higher average selling prices resulting from underlying raw material commodity price increases.

Performance Products

Net sales of $13.4 million increased $0.7 million, or 6%, for the three months ended June 30, 2017, due to higher volumes of copper-based products and personal care ingredients and higher average selling prices of copper-based products. Lower average selling prices of personal care ingredients partially offset the increases.

Gross profit

Gross profit of $63.1 million for the three months ended June 30, 2017, increased $3.6 million, or 6%, as compared to the three months ended June 30, 2016. Gross profit increased to 32.4% of net sales for the three months ended June 30, 2017, as compared to 31.5% for the three months ended June 30, 2016. For the three months ended June 30, 2016, $1.0 million of acquisition-related cost of goods sold reduced gross profit. Excluding the effect of the 2016 acquisition-related cost of goods sold, Animal Health gross profit increased $2.1 million due to volume growth in nutritional specialty and vaccine products, as well as lower unit costs from improved operating efficiencies. Mineral Nutrition gross profit increased $0.9 million due to higher average selling prices and volume growth, partially offset by higher raw material costs. Performance Products gross profit decreased $0.4 million due to lower average selling prices of personal care ingredients and higher product costs of copper-based products, partially offset by higher average selling prices of copper-based products.

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Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $39.6 million for the three months ended June 30, 2017, increased $0.1 million, or less than 1%, as compared to the three months ended June 30, 2016. SG&A for the three months ended June 30, 2017, included a $1.0 million gain from the net effect of acquisition-related adjustments to contingent consideration and impairments of intangible assets. Without the gain on the acquisition-related adjustments, SG&A increased $1.1 million, or 3%. Animal Health SG&A increased $2.1 million, driven by timing of spending. Performance Products decreased $0.6 million primarily due to lower environmental costs. Corporate decreased $0.5 million primarily due to lower benefit plan costs.

Interest expense, net

Interest expense, net, of $3.2 million for the three months ended June 30, 2017, decreased $1.3 million, or 30%, as compared to the three months ended June 30, 2016. Interest income increased $0.4 million from interest on deposits in foreign jurisdictions. Interest expense decreased $0.4 million, as compared to the three months ended June 30, 2016, due to decreased borrowings under our Revolver. Acquisition-related accrued interest decreased $0.3 million due to an adjustment to contingent consideration.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended June 30, 2017, amounted to net losses of $0.5 million, as compared to $2.5 million in net gains for the three months ended June 30, 2016. Foreign currency losses in the three months ended June 30, 2017, were primarily due to the movement of the Turkish and Argentinian currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

Loss on extinguishment of debt

Our consolidated statements of operations for the three months ended June 30, 2017, included a $2.6 million loss on extinguishment of debt for unamortized debt issuance costs and debt discount related to retired debt.

Provision (benefit) for income taxes

The provision for income taxes was $1.8 million for the three months ended June 30, 2017, as compared to $2.8 million for the three months ended June 30, 2016. The effective income tax rates for these periods were 10.7% and 15.6%, respectively. The decrease in the effective income tax rate during the three months ended June 30, 2017 was primarily the result of the mix in geographic earnings. The provisions for income taxes for the three months ended June 30, 2017 and 2016, included a benefit (expense) of $0.3 million and $(1.7) million, respectively, from the release and adjustment of valuation allowances for certain foreign and domestic deferred income taxes, benefits of $1.7 million and $3.5 million, respectively, from the exercise of employee stock options and benefits of $0.5 million and $1.1 million, respectively, from the recognition of previously unrecognized tax benefits. Without these benefits, the effective income tax rates for the three months ended June 30, 2017 and 2016, would have been 25.1% and 31.8%, respectively.

Our future effective income tax rate may fluctuate due to various factors, including the relative amounts of income earned in different taxing jurisdictions, changes in statutory tax rates, potential strategies to reduce our overall income tax expense, discrete items, the benefit of employee stock option exercises and certain non-deductible items.

Net income

Net income of $15.4 million for the three months ended June 30, 2017, increased $0.2 million, as compared to net income of $15.2 million for the three months ended June 30, 2016. The increase was a result of the factors described above, including the $1.0 gain on acquisition-related adjustments, a $3.0 million unfavorable change in foreign currency (gains) losses, net, and the $2.6 million loss on extinguishment of debt.

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Diluted EPS

Diluted EPS was $0.38 for the three months ended June 30, 2017, which was equal to the three months ended June 30, 2016, as a reduced provision for income taxes offset lower income before income taxes. Income before income taxes was lower due to the unfavorable change in foreign currency (gains) losses, net and the loss on extinguishment of debt, which offset improved operating income and lower interest expense.

Adjusted EBITDA

Adjusted EBITDA of $29.4 million for the three months ended June 30, 2017, increased $1.1 million, or 4%, as compared to the three months ended June 30, 2016. Animal Health Adjusted EBITDA decreased $0.2 million, or 1%, due to increased SG&A, partially offset by sales growth and increased gross profit. Mineral Nutrition increased $0.7 million, or 21%, due to improved operating margins from volume growth and from higher average selling prices, partially offset by higher raw material costs. Performance Products increased $0.2 million, or 51%, as higher volumes and lower SG&A were partially offset by higher product costs. Corporate expenses decreased $0.4 million due to lower benefit plan costs.

Adjusted diluted EPS

Adjusted diluted EPS was $0.39 for the quarter, an increase of $0.07 compared to $0.32 last year. A higher gross profit ratio, lower interest expense, net, and a lower effective income tax rate, were the primary contributors to the improvement.

FULL YEAR RESULTS

Net sales

Net sales of $764.3 million for the year ended June 30, 2017, increased $12.8 million, or 2%, as compared to the year ended June 30, 2016. Animal Health and Mineral Nutrition grew $11.6 million and $1.6 million respectively, while Performance Products declined $0.5 million.

Animal Health

Net sales of $497.7 million for the year ended June 30, 2017, grew $11.6 million, or 2%. The growth was primarily due to volume increases in the nutritional specialty and vaccine product groups within the segment. Nutritional specialty products grew $17.2 million, or 18%, primarily due to volume growth of our products for the U.S. poultry and dairy industries. Vaccines grew $12.9 million, or 25%, primarily due to volume growth of our products for the poultry and swine industries. The vaccine sales growth included the effect of products acquired from MVP Laboratories, Inc. in January 2016 being included in the full year ended June 30, 2017. MFAs and other declined $18.5 million, or 5%, primarily due to volume declines. Domestic net sales of MFAs and other declined $13.8 million as reduced volumes of medically important antimicrobials, due to regulatory changes and consumer preferences, were partially offset by growth in other products. International net sales declined $4.7 million due to economic conditions in Brazil, partially offset by growth in other regions.

Mineral Nutrition

Net sales of $218.3 million increased $1.6 million, or 1%, for the year ended June 30, 2017. The increased revenue was primarily due to higher volumes. The increase in volumes was partially offset by lower average selling prices resulting from underlying raw material commodity price declines.

Performance Products

Net sales of $48.2 million decreased $0.5 million, or 1%, for the year ended June 30, 2017, due to lower average selling prices of personal care ingredients and lower volumes of copper-based products and chemical catalyst products, partially offset by higher volumes of personal care ingredients.

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Gross profit

Gross profit of $248.2 million for the year ended June 30, 2017, increased $9.2 million, or 4%, as compared to the year ended June 30, 2016. Gross profit increased to 32.5% of net sales for the year ended June 30, 2017, as compared to 31.8% for the year ended June 30, 2016. The increase included the effect of $2.6 million of acquisition-related cost of goods sold recorded for the year ended June 30, 2016. Depreciation and amortization expense included in cost of goods sold increased $3.4 million due to recent capital expenditures and the MVP acquisition. Excluding the effects of the 2016 acquisition-related cost of goods sold and the increased depreciation and amortization, Animal Health gross profit increased $7.4 million due to volume growth in nutritional specialty and vaccine products, as well as lower unit costs from improved operating efficiencies, partially offset by volume declines in MFAs and other products. Mineral Nutrition gross profit increased $2.4 million due to lower raw material costs, partially offset by lower average selling prices. Performance Products gross profit increased $0.1 million due to higher volumes of personal care ingredients and higher average selling prices of copper-based products, partially offset by lower average selling prices of personal care ingredients.

Selling, general and administrative expenses

SG&A of $150.3 million for the year ended June 30, 2017, decreased $3.0 million, or 2%, as compared to the year ended June 30, 2016. SG&A for the year ended June 30, 2017, included the following unusual items:

-	a $7.5 million gain from a payment to us by an insurance carrier. The payment reflected the settlement of our claims against the carrier under our liability insurance policies, which arose from damages incurred in fiscal year 2010 by certain customers resulting from the use of one of our animal health products;
-	$1.7 million in costs relating to the partial settlement of the pension plan;
-	$1.3 million in acquisition-related transaction costs for professional fees and other items in the evaluation and negotiation of an unsuccessful acquisition; and,
-	a $1.0 million gain from the net effect of acquisition-related adjustments to contingent consideration and impairments of intangible assets.

SG&A for the year ended June 30, 2016, included $0.6 million in acquisition-related transaction costs. Without the gain on the insurance settlement, the pension settlement costs and the acquisition-related items, SG&A increased $3.1 million, or 2%, for the year.

Animal Health SG&A increased $4.2 million, driven by sales force expansion and development costs. Mineral Nutrition decreased $0.1 million due to one-time costs in the prior year. Performance Products decreased $0.8 million primarily due to lower environmental costs. Corporate decreased $0.1 million primarily due to lower retirement plan costs.

Interest expense, net

Interest expense, net of $14.9 million for the year ended June 30, 2017, decreased $1.7 million, or 10%, as compared to the year ended June 30, 2016. Interest income increased $1.7 million from interest on deposits in foreign jurisdictions. Interest expense was level with the prior year, as increased interest relating to the Credit Facilities due to higher rates and increased size of the facility, was offset by other items.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the year ended June 30, 2017, amounted to net gains of $0.1 million, as compared to $7.6 million in net gains for the year ended June 30, 2016. Foreign currency gains in the year ended June 30, 2017, were primarily due to the movement of the South African, Turkish and Israeli currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

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Loss on extinguishment of debt

Our consolidated statements of operations for the year ended June 30, 2017, included a $2.6 million loss on extinguishment of debt for unamortized debt issuance costs and debt discount related to retired debt.

Provision (benefit) for income taxes

The provision for income taxes was $15.9 million for the year ended June 30, 2017, as compared to an income tax benefit of $(6.0) million for the year ended June 30, 2016. The effective income tax rates for the years ended June 30, 2017 and 2016, were 19.8% and (7.8)%, respectively. The provisions for income taxes for the years ended June 30, 2017 and 2016, included benefits of $4.1 million and $19.6 million, respectively, from the release of valuation allowances for certain foreign and all domestic deferred income taxes, benefits of $3.1 million and $3.5 million, respectively, from the exercise of employee stock options and benefits of $0.5 million and $4.8 million, respectively, from the recognition of previously unrecognized tax benefits. Without these benefits, the effective income tax rates for the years ended June 30, 2017 and 2016, would have been 29.3% and 28.6%, respectively.

Our future effective income tax rate may fluctuate due to various factors, including the relative amounts of income earned in different taxing jurisdictions, changes in statutory tax rates, potential strategies to reduce our overall income tax expense, discrete items, the benefit of employee stock option exercises and certain non-deductible items.

Net income

Net income of $64.6 million for the year ended June 30, 2017, decreased $18.1 million, as compared to net income of $82.7 million for the year ended June 30, 2016. The decrease was a result of the factors described above, including a $19.6 million income tax benefit in the prior year period, an unfavorable change of $7.5 million in foreign currency (gains) losses, net, a $2.6 million loss on extinguishment of debt and the favorable $7.5 million gain on insurance settlement.

Diluted EPS

Diluted EPS was $1.61 for the year ended June 30, 2017, a decrease of $0.46, compared to $2.07 for the year ended June 30, 2016, primarily due to an income tax benefit in 2016 related to the $19.6 million release of the valuation allowance for domestic deferred income tax assets.

Adjusted EBITDA

Adjusted EBITDA of $120.1 million for the year ended June 30, 2017, increased $6.1 million, or 5%, as compared to the year ended June 30, 2016. Animal Health Adjusted EBITDA increased $2.8 million, or 2%, due to sales growth and increased gross profit, partially offset by increased SG&A. Mineral Nutrition Adjusted EBITDA increased $2.5 million, or 16%, due to improved operating margins from lower raw material costs, partially offset by lower average selling prices. Performance Products Adjusted EBITDA increased $1.1 million, due to higher volumes and lower product costs, partially offset by lower average selling prices. Corporate expenses increased $0.3 million due to increased compensation and benefit costs and business development costs.

Adjusted diluted EPS

Adjusted diluted EPS was $1.51 for the year, an increase of $0.08 compared to $1.43 last year. Sales growth and the resulting gross profit growth, partially offset by increased SG&A, plus the benefit of lower interest expense, net, were the primary contributors to the increase.

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Pension Plan and Retirement Savings Plan Changes

In July 2016, we amended our domestic noncontributory defined benefit pension plan to eliminate credit for future service and compensation increases, effective as of September 30, 2016. The amendment resulted in a curtailment of the pension plan. During the three months ended September 30, 2016, we recorded a pension curtailment gain of $6.8 million in other comprehensive income and an offsetting reduction in the liability for pension benefits included in other liabilities. We also modified the 401(k) retirement savings plan effective October 1, 2016, to include, for all domestic employees, a non-elective Company contribution of 3% of compensation and an additional discretionary contribution of up to 4% of compensation, depending on the employee’s age and years of service.

Separately, we offered a lump sum settlement option to certain pension plan participants. During the three months ended December 31, 2016, we recognized a partial settlement of the pension plan with respect to the lump sum settlement, which resulted in a charge to the consolidated statement of operations of $1.7 million, which we recorded as a component of SG&A.

BALANCE SHEET AND CASH FLOWS

•	2.6x leverage ratio at June 30, 2017

–	$315 million total debt

–	$120 million adjusted EBITDA

•	$56 million cash on hand at June 30, 2017

•	$9 million net cash flow before financing for the June 2017 quarter

•	$76 million net cash flow before financing for the June 2017 year

•	Dividend

–	$4.0 million quarterly dividend paid during the June 2017 quarter

–	$4.0 million quarterly dividend to be paid September 2017

FINANCIAL GUIDANCE

Our guidance for fiscal year 2018 is shown in detail on the schedule included with this press release.

We expect consolidated net sales of $765 - $790 million, an increase of up to 3% over fiscal year 2017. We expect Animal Health segment revenues of $500 - $515 million, an increase of up to 3%, representing the majority of the total sales growth. We expect nutritional specialties and vaccines will continue to grow at double-digit rates; we expect MFAs and other will decline by a single-digit rate, as we expect continued reductions in U.S. sales of medically important antimicrobials through the first half of our fiscal year. Mineral Nutrition revenues are expected to remain steady to a slight increase, with volume growth offset by reduced pricing related to commodity prices. Performance Products revenues are expected to be stable or decline slightly.

We expect our adjusted EBITDA margins to expand to approximately 16.0% for the year, a 30-40 basis point improvement over fiscal year 2017. We expect an improved gross profit ratio, due to favorable product mix, will be the primary contributor to the margin expansion. We anticipate increased operating expense spending for product development, which will partially offset the gross profit growth.

We expect adjusted EBITDA of $123 - $126 million, or growth of 3% - 5%. Adjusted EBITDA will exclude acquisition-related items and foreign exchange gains and losses.

We expect the adjusted effective rate for income taxes will be approximately 30.2% - 30.5% for fiscal year 2018, a slight increase compared to the 30.1% adjusted effective income tax rate for fiscal year 2017.

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We expect adjusted diluted EPS of $1.55 - $1.61, an increase of 3% - 7%. Growth in adjusted EBITDA is the primary driver of the increase.

We expect adjusted EBITDA for the quarters ending September 30, 2017, and December 31, 2017, will be approximately equal with the comparable quarter for the previous fiscal year. We expect growth in adjusted EBITDA primarily will occur in the second half of our fiscal year.

We expect to generate positive cash flows, after satisfying needs for working capital, capital expenditures, dividends and scheduled debt repayments. Capital expenditures are expected to be approximately $28 million. We remain interested in acquisitions and positive cash flow could support potential acquisition activity.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Thursday, August 31, 2017
Time:	9:00 AM Eastern
Location:	http://investors.pahc.com
U.S. Toll-Free:	+1 (877) 853-5634
International Toll:	+1 (315) 625-6893
Conference ID:	22513266

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

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Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Twelve Months
For the Periods Ended June 30	2017	2016	Change		2017	2016	Change
	(in millions, except per share amounts and percentages)

Net sales	$194.8	$189.2	$5.7	3%	$764.3	$751.5	$12.8	2%
Cost of goods sold	131.7	129.6	2.1	2%	516.0	512.5	3.5	1%
Gross profit	63.1	59.6	3.6	6%	248.2	239.0	9.2	4%
Selling, general and administrative	39.6	39.5	0.1	0%	150.3	153.3	(3.0)	(2)%
Operating income	23.5	20.1	3.4	17%	97.9	85.7	12.2	14%
Interest expense, net	3.2	4.5	(1.3)	(30)%	14.9	16.6	(1.7)	(10)%
Foreign currency (gains) losses, net	0.5	(2.5)	3.0	*	(0.1)	(7.6)	7.5	*
Loss on extinguishment of debt	2.6	-	2.6	*	2.6	-	2.6	*
Income before income taxes	17.2	18.0	(0.8)	(4)%	80.5	76.8	3.8	5%
Provision (benefit) for income taxes	1.8	2.8	(1.0)	(34)%	15.9	(6.0)	21.9	*
Net income	$15.4	$15.2	$0.2	1%	$64.6	$82.7	$(18.1)	(22)%

Net income per share
basic	$0.39	$0.39	$-		$1.63	$2.11	$(0.48)
diluted	$0.38	$0.38	$-		$1.61	$2.07	$(0.46)

Weighted average common shares outstanding
basic	39.8	39.4			39.5	39.3
diluted	40.2	39.9			40.0	40.0

Ratio to net sales
Gross profit	32.4%	31.5%			32.5%	31.8%
Selling, general and administrative	20.3%	20.9%			19.7%	20.4%
Operating income	12.1%	10.6%			12.8%	11.4%
Income before income taxes	8.8%	9.5%			10.5%	10.2%
Net income	7.9%	8.0%			8.5%	11.0%
Effective tax rate	10.7%	15.6%			19.8%	(7.8)%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Twelve Months
For the Periods Ended June 30	2017	2016	Change		2017	2016	Change
	(in millions, except percentages)

Net Sales
MFAs and other	$84.2	$86.4	$(2.2)	(3)%	$321.4	$339.9	$(18.5)	(5)%
Nutritional specialties	28.1	24.7	3.4	14%	111.3	94.1	17.2	18%
Vaccines	16.3	15.1	1.2	8%	65.0	52.1	12.9	25%
Animal Health	128.6	126.2	2.4	2%	497.7	486.1	11.6	2%
Mineral Nutrition	52.8	50.3	2.5	5%	218.3	216.7	1.6	1%
Performance Products	13.4	12.7	0.7	6%	48.2	48.7	(0.5)	(1)%
Total	$194.8	$189.2	$5.7	3%	$764.3	$751.5	$12.8	2%

Adjusted EBITDA
Animal Health	$31.2	$31.5	$(0.2)	(1)%	$130.3	$127.4	$2.8	2%
Mineral Nutrition	4.4	3.6	0.7	21%	17.4	15.0	2.5	16%
Performance Products	0.6	0.4	0.2	51%	2.1	1.0	1.1	112%
Corporate	(6.8)	(7.2)	0.4	*	(29.6)	(29.3)	(0.3)	*
Total	$29.4	$28.3	$1.1	4%	$120.1	$114.1	$6.1	5%

Ratio to segment net sales
Animal Health	24.3%	24.9%			26.2%	26.2%
Mineral Nutrition	8.2%	7.2%			8.0%	6.9%
Performance Products	4.5%	3.2%			4.3%	2.0%
Corporate (1)	(3.5)%	(3.8)%			(3.9)%	(3.9)%
Total (1)	15.1%	14.9%			15.7%	15.2%
(1) reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$15.4	$15.2	$0.2	1%	$64.6	$82.7	$(18.1)	(22)%
Interest expense, net	3.2	4.5	(1.3)	(30)%	14.9	16.6	(1.7)	(10)%
Provision (benefit) for income taxes	1.8	2.8	(1.0)	(34)%	15.9	(6.0)	21.9	*
Depreciation and amortization	6.4	6.8	(0.4)	(6)%	26.0	23.5	2.5	11%
EBITDA	26.8	29.3	(2.5)	(9)%	121.5	116.8	4.6	4%
Acquisition-related cost of goods sold	-	1.0	(1.0)	*	-	2.6	(2.6)	*
Acquisition-related accrued compensation	0.4	0.4	-	0%	1.7	1.7	-	0%
Acquisition-related transaction costs	-	-	-	*	1.3	0.6	0.7	106%
Acquisition-related other, net (1)	(1.0)	-	(1.0)	*	(1.0)	-	(1.0)	*
Pension settlement cost	-	-	-	*	1.7	-	1.7	*
Gain on insurance settlement	-	-	-	*	(7.5)	-	(7.5)	*
Foreign currency (gains) losses, net	0.5	(2.5)	3.0	*	(0.1)	(7.6)	7.5	*
Loss on extinguishment of debt	2.6	-	2.6	*	2.6	-	2.6	*
Adjusted EBITDA	$29.4	$28.3	$1.1	4%	$120.1	$114.1	$6.1	5%

(1) Acquisition-related other, net includes the net effect of adjustments to contingent consideration on acquisitions and impairments of intangible assets.

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

11

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Twelve Months
For the Periods Ended June 30	2017	2016	Change		2017	2016	Change
	(in millions, except per share amounts and percentages)

Adjusted cost of goods sold	$130.4	$127.4	$3.1	2%	$511.0	$505.6	$5.4	1%
Adjusted gross profit	64.4	61.8	2.6	4%	253.3	245.9	7.4	3%
Adjusted selling, general and administrative	39.9	38.8	1.1	3%	153.3	149.8	3.5	2%
Adjusted interest expense, net	3.1	4.1	(1.0)	(24)%	13.5	15.1	(1.6)	(10)%
Adjusted income before income taxes	21.4	18.9	2.5	13%	86.5	81.1	5.5	7%
Adjusted provision for income taxes	5.7	6.2	(0.4)	(7)%	26.0	23.9	2.1	9%
Adjusted net income	$15.6	$12.7	$2.9	23%	$60.5	$57.1	$3.4	6%

Adjusted net income per share
diluted	$0.39	$0.32	$0.07	22%	$1.51	$1.43	$0.08	6%

Weighted average common shares outstanding
diluted	40.2	39.9			40.0	40.0

Ratio to net sales
Adjusted gross profit	33.1%	32.7%			33.1%	32.7%
Adjusted selling, general and administrative	20.5%	20.5%			20.1%	19.9%
Adjusted income before income taxes	11.0%	10.0%			11.3%	10.8%
Adjusted net income	8.0%	6.7%			7.9%	7.6%
Adjusted effective tax rate	26.8%	32.6%			30.1%	29.5%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$15.4	$15.2	$0.2	1%	$64.6	$82.7	$(18.1)	(22)%
Acquisition-related cost of goods sold	-	1.0	(1.0)	*	-	2.6	(2.6)	*
Acquisition-related intangible amortization(1)	1.3	1.3	0.0	2%	5.1	4.3	0.7	17%
Acquisition-related intangible amortization(2)	0.3	0.3	(0.0)	(13)%	0.9	1.2	(0.4)	(29)%
Acquisition-related compensation costs(2)	0.4	0.4	-	0%	1.7	1.7	-	0%
Acquisition-related transaction costs(2)	-	-	-	*	1.3	0.6	0.7	106%
Acquisition-related other, net(2) (5)	(1.0)	-	(1.0)	*	(1.0)	-	(1.0)	*
Pension settlement cost (2)	-	-	-	*	1.7	-	1.7	*
Gain on insurance settlement (2)	-	-	-	*	(7.5)	-	(7.5)	*
Acquisition-related accrued interest	0.1	0.4	(0.3)	(85)%	1.4	1.5	(0.1)	(7)%
Foreign currency (gains) losses, net(3)	0.5	(2.5)	3.0	*	(0.1)	(7.6)	7.5	*
Loss on extinguishment of debt	2.6	-	2.6	*	2.6	-	2.6	*
Provision (benefit) for income taxes(4)	(3.9)	(3.4)	(0.5)	*	(10.1)	(29.9)	19.8	*
Adjusted net income	$15.6	$12.7	$2.9	23%	$60.5	$57.1	$3.4	6%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)Included in cost of goods sold

(2)Included in selling, general and administrative

(3)Primarily related to intercompany balances

(4)Related to the income tax effect of pre-tax income adjustments and the elimination of non-recurring or discrete items

(5) Acquisition-related other, net includes the net effect of adjustments to contingent consideration on acquisitions and impairments of intangible assets.

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Twelve Months
For the Periods Ended June 30	2017	2016	Change	2017	2016	Change
	(in millions)

EBITDA	$26.8	$29.3	$(2.5)	$121.5	$116.8	$4.6
Adjustments
Acquisition-related cost of goods sold	-	1.0	(1.0)	-	2.6	(2.6)
Acquisition-related accrued compensation	0.4	0.4	-	1.7	1.7	-
Acquisition-related transaction costs	-	-	-	1.3	0.6	0.7
Acquisition-related other, net	(1.0)	-	(1.0)	(1.0)	-	(1.0)
Pension settlement cost	-	-	-	1.7	-	1.7
Gain on insurance settlement	-	-	-	(7.5)	-	(7.5)
Foreign currency (gains) losses, net	0.5	(2.5)	3.0	(0.1)	(7.6)	7.5
Loss on entinguishment of debt	2.6	-	2.6	2.6	-	2.6
Interest paid	(3.9)	(3.9)	(0.0)	(14.6)	(14.2)	(0.4)
Income taxes paid	(4.4)	(3.0)	(1.5)	(14.8)	(16.8)	2.1
Changes in operating assets and liabilities and other items	(7.5)	5.2	(12.6)	1.4	(45.2)	46.6
Cash provided by gain on insurance settlement	-	-	-	7.5	-	7.5
Cash used for acquisition-related transaction costs	-	-	-	(1.3)	(0.6)	(0.7)
Net cash provided (used) by operating activities	$13.6	$26.6	$(13.0)	$98.4	$37.2	$61.2

Capital expenditures	$(5.5)	$(7.7)	$2.2	$(20.9)	$(36.4)	$15.5
Business acquisitions	-	(0.0)	0.0	-	(46.6)	46.6
Other investing, net	0.7	(0.0)	0.7	(1.1)	0.1	(1.2)
Net cash provided (used) by investing activities	$(4.8)	$(7.7)	$3.0	$(21.9)	$(82.8)	$60.8

Net cash flow before financing activities	$8.8	$18.9	$(10.1)	$76.4	$(45.6)	$122.0

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Phibro Animal Health Corporation

Guidance for fiscal year 2018

	GAAP
For the year ending June 30	2018			2017	Change
	(in millions, except per share amounts and percentages)

Net sales - Animal Health segment	$500.0	-	$515.0	$497.7	$2.3	-	$17.3	0%	-	3%
Net sales	765.0	-	790.0	764.3	0.7	-	25.7	0%	-	3%

Operating income	94.9	-	97.8	97.9	(3.0)	-	(0.1)	(3)%	-	(0)%
Interest expense, net	12.8	-	12.3	14.9	(2.1)	-	(2.6)	(14)%	-	(17)%
Foreign currency (gains) losses, net	-	-	-	(0.1)	0.1	-	0.1	*	-	*
Loss on extinguishment of debt	-	-	-	2.6	(2.6)	-	(2.6)	*	-	*
Income before income taxes	82.1	-	85.5	80.5	1.5	-	5.0	2%	-	6%
Provision (benefit) for income taxes	24.2	-	22.5	15.9	8.2	-	6.6	52%	-	41%
Net income	$57.9	-	$63.0	$64.6	$(6.7)	-	$(1.6)	(10)%	-	(2)%

Net income per share - diluted	$1.43	-	$1.56	$1.61	$(0.18)	-	$(0.05)	(11)%	-	(3)%

Weighted average common shares outstanding - diluted	40.4	-	40.3	40.0

GAAP effective income tax rate	29.5%	-	26.3%	19.8%

	Adjusted
For the year ending June 30	2018			2017	Change
	(in millions, except per share amounts and percentages)

Adjusted EBITDA	$123.1	-	$126.1	$120.1	$3.0	-	$6.0	3%	-	5%
Depreciation expense	21.6	-	21.6	20.1	1.5	-	1.5	8%	-	8%
Adjusted interest expense, net	11.7	-	11.2	13.5	(1.8)	-	(2.3)	(13)%	-	(17)%
Adjusted income before income taxes	89.8	-	93.3	86.5	3.3	-	6.7	4%	-	8%
Adjusted provision (benefit) for income taxes	27.1	-	28.4	26.0	1.1	-	2.4	4%	-	9%
Adjusted net income	$62.7	-	$64.8	$60.5	$2.2	-	$4.3	4%	-	7%

Adjusted net income per share - diluted	$1.55	-	$1.61	$1.51	$0.04	-	$0.10	3%	-	7%

Adjusted EBITDA ratio to net sales	16.1%	-	16.0%	15.7%
Adjusted effective income tax rate	30.2%	-	30.5%	30.1%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

14

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation
Richard Johnson
Chief Financial Officer
+1-201-329-7300
or
investor.relations@pahc.com

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